Exhibit 99.4

Trevi Therapeutics Announces $55 Million Private Placement Priced At-the-Market

Proceeds To Fund the Development of Haduvio for Chronic Cough in Idiopathic Pulmonary Fibrosis

New Haven, Conn., April 7, 2022 – Trevi Therapeutics, Inc. (Nasdaq: TRVI), a clinical-stage biopharmaceutical company developing an investigational therapy Haduvio™ (nalbuphine ER) for pruritus in prurigo nodularis (PN) and chronic cough in idiopathic pulmonary fibrosis (IPF), today announced that it has entered into a definitive agreement with certain healthcare-focused institutional investors for the purchase, in a private placement priced at-the-market under Nasdaq rules, of (i) 4,580,526 shares of common stock at a purchase price of $1.90 per share, and (ii) pre-funded warrants to purchase up to an aggregate of 24,379,673 shares of common stock at a purchase price of $1.899 per warrant, for gross proceeds of approximately $55 million. Each pre-funded warrant will have an exercise price of $0.001 per share, will be exercisable immediately and will be exercisable until exercised in full.

Frazier Life Sciences and Venrock Healthcare Capital Partners are co-lead investors in the private placement, and Fairmount and New Enterprise Associates are also participating. Stifel is acting as lead placement agent for the private placement. Needham & Company, Oppenheimer & Co. and Aegis Capital Corp. are acting as co-placement agents for the private placement.

The Company intends to use the net proceeds from the private placement for the clinical development of Haduvio for chronic cough in idiopathic pulmonary fibrosis patients as well as for working capital and other general corporate purposes. The private placement is expected to close on or about April 11, 2022, subject to the satisfaction of customary closing conditions.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the private placement (the “Resale Securities”).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Any offering of the Resale Securities under the resale registration statement will only be by means of a prospectus.

About Trevi Therapeutics, Inc.

Trevi Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of the investigational therapy Haduvio to treat serious neurologically mediated conditions. Trevi is conducting a Phase 2b/3 clinical trial of Haduvio for the treatment of chronic pruritus associated with prurigo nodularis (PN) and a Phase 2 trial for chronic cough in patients with idiopathic pulmonary fibrosis (IPF). These conditions share a common pathophysiology that is mediated through opioid receptors in the central and peripheral nervous systems.

Founded in 2011, Trevi Therapeutics is headquartered in New Haven, CT.

About Haduvio

Haduvio, an investigational therapy, is an oral extended-release (ER) formulation of nalbuphine. Nalbuphine is a mixed K-opioid receptor agonist and µ-opioid receptor antagonist that has been approved and marketed as an injectable for pain indications for more than 20 years in the United States and Europe. The K- and µ-opioid receptors are known to be critical mediators of itch, cough and certain movement disorders. Nalbuphine’s mechanism of action may also mitigate the risk of abuse associated with µ-opioid agonists because it antagonizes, or blocks, µ-opioid receptors. Parenteral nalbuphine is not currently classified as a controlled substance by the DEA in the United States or by regulatory authorities in most of Europe. Trevi intends to propose Haduvio as the trade name for nalbuphine ER. Nalbuphine ER (Haduvio) is an investigational therapy that has been granted Fast Track designation by the FDA for the proposed indication of reduction of moderate to severe pruritus in patients with prurigo nodularis. Its safety and efficacy have not been evaluated by any regulatory authority.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements about the expected closing of the private placement, the anticipated use of proceeds from the private placement and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions. Risks that contribute to the uncertain nature of the forward-looking statements include: whether the conditions for the closing of the private placement will be satisfied; uncertainties regarding the success, cost and timing of Trevi’s product candidate development activities and ongoing and planned clinical trials, including with respect to the timing and results of both Trevi’s Phase 2b/3 PRISM trial and Phase 2 CANAL trial; uncertainties regarding Trevi’s ability to execute on its strategy; the risk that positive interim or top-line results from a clinical trial may not necessarily be predictive of the results of the completed trial or other future or ongoing clinical trials; potential regulatory developments in the United States and foreign countries; uncertainties regarding fast track designation and the effect such status could have on the regulatory review or approval process; uncertainties inherent in estimating Trevi’s cash runway, future expenses and other financial results, including Trevi’s ability to continue as a going concern, comply with its obligations under its loan facility and fund future operations; uncertainties regarding Trevi’s ability to maintain its listing on the Nasdaq Global Market; uncertainties regarding the scope, timing and severity of the COVID-19 pandemic, the impact of the COVID-19 pandemic on Trevi’s clinical operations and actions taken in response to the pandemic; as well as other risks and uncertainties set forth in Trevi’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC and in subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date hereof, and Trevi specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Investor Contact

Katie McManus

Trevi Therapeutics, Inc.

203-304-2499

k.mcmanus@trevitherapeutics.com

Media Contact

Rosalia Scampoli

914-815-1465

rscampoli@marketcompr.com